Consulting Agreement

On July 10, 2012, Robertson Acquisitions II, Inc (RAII) hereby enters into a Consulting Services Agreement with Park Lane Capital, LLC (“PLC”), a company controlled by Daniel Robertson. This agreement requires PLC to provide RAII with certain advisory services that include reviewing RAII’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding RAII’s operations and business strategy in consideration of (a) an option granted by the RAII to PLC to purchase 1,500,000 shares of RAII’s common stock at a price of $0.0001 per share (the “PLC Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares at a price of $0.0001 per share in the event RAII fails to complete funding as detailed in the agreement subject to the following milestones:

● Milestone 1 – PLC’s right of repurchase will lapse with respect to 70% of the shares upon securing $5 million in available cash from funding;

● Milestone 2 – PLC’s right of repurchase will lapse with respect to 20% of the

Shares upon securing $10 million in available cash (inclusive of any amounts attributable to Milestone 1);

● Milestone 3 – PLC’s right of repurchase will lapse with respect to the remaining

10% of the Shares upon securing $20 million in available cash (inclusive of any amounts attributable to Milestones 1 or 2);

and (b) cash compensation at a rate of 133,333 per month. The payment of such compensation is subject to RAII’s achievement of certain designated milestones, specifically, cash compensation of 400,000 is due consultant upon the achievement of Milestone 1, $400,000 upon the achievement of Milestone 2, and $800,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $133,333 per month. The total cash compensation to be received by the consultant is not to exceed $1,600,000 unless RAII receives an amount of funding in excess of the amount specified in Milestone 3. If RAII receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. RAII also has the option to make a lump sum payment to PLC in lieu of all amounts payable thereunder.

/s/ Daniel Robertson___________________________	July 10, 2012
Signed and accepted by Daniel Robertson for	Dated
and on behalf of Robertson Acquisitions II, Inc.

/s/ Daniel Robertson___________________________	July 10, 2012
Signed by Daniel Robertson of Park Lane Capital, LLC	Dated